Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: Aug. 3, 2016

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Provides 2Q Operations and Financial Report:

Increases Footprint and Opportunities in Delaware Basin

•	Joins the 100,000-acre club in the Delaware Basin

•	Raises estimate for net resource potential in Delaware to 2.4 billion boe

•	Increases gross drilling locations in Delaware to 5,500+

•	2Q Delaware oil volumes jump 15 percent vs. 1Q 2016

•	Completions to resume in Williston Basin this month

TULSA, Okla. – WPX reported an unaudited second-quarter 2016 net loss attributable to common shareholders of $204 million, or a loss of $0.68 per share on a diluted basis.

Second-quarter 2016 financial results were impacted by unrealized non-cash net losses on WPX’s hedge portfolio; higher depreciation, depletion and amortization related to higher than expected Williston Basin production; severance and relocation costs; and managing transportation arrangements associated with selling the Piceance Basin subsidiary.

“We continue to work through the final aspects of our transformation. We’re executing very well, reporting higher volumes, reducing debt and building a cash position that can support an acceleration of activity in 2017 and 2018,” said Rick Muncrief, president and chief executive officer.

EXPANDING IN THE DELAWARE BASIN

WPX is more than doubling its estimate for net resource potential in the Permian’s Delaware Basin from 1.1 billion barrels of oil equivalent to approximately 2.4 billion boe and raising the projected number of gross drillable locations from more than 3,600 to more than 5,500.

WPX’s original estimate was conducted a year ago when it acquired Delaware properties from RKI Exploration and Production. The new assessment comes on the heels of increasing estimated ultimate recoveries (EURs) earlier this year, identifying additional benches (such as Wolfcamp X/Y), down-spacing opportunities in targeted intervals, and purchasing more acreage.

Subsequent to the close of the second quarter, WPX acquired another 7,800 net acres in the Delaware basin from a privately held undisclosed seller.

The acreage is close to WPX’s acreage position in central Eddy County, New Mexico. It has multiple stacked horizontal targets, including the Wolfcamp and Bone Spring intervals.

The bolt-on acquisition increases WPX’s position in the Permian Basin to over 100,000 net acres. The purchase also includes existing production of approximately 425 boe per day (55 percent oil) from 16 vertical wells.

As previously announced, WPX plans to add a third rig in the Delaware Basin in October to support delineation of the Wolfcamp D and X/Y intervals. WPX’s development has primarily focused on the Wolfcamp A to date.

Additionally, WPX is proceeding to expand its owned and operated midstream infrastructure in the Delaware Basin with the addition of a crude oil gathering system. This will increase reliability, increase the optionality for market access and improve oil differentials.

Planning and engineering are under way, with groundbreaking scheduled to occur before year-end. The first phase of the project is expected to be complete in mid-2017, with further build-out to follow. WPX is planning a total installation of approximately 50 miles of pipe to support its Delaware production.

“We have a tremendous opportunity in the basin,” said Clay Gaspar, chief operating officer. “The Delaware is a world-class oil play, whose upside is being understood more and more through ongoing resource assessment. We’re extremely pleased with our own results, as well as the performance we’re seeing from offset operators.”

SECOND-QUARTER FINANCIAL RESULTS

WPX reported an unaudited second-quarter 2016 net loss attributable to common shareholders of $204 million, or a loss of $0.68 per share on a diluted basis. A 46 percent increase in oil sales vs. the preceding quarter was more than offset by a non-cash net loss on derivatives as underlying commodity prices improved causing a reduction in the value of those contracts.

The adjusted net loss from continuing operations (a non-GAAP financial measure that excludes certain items typically excluded from published analyst estimates) in the second quarter was $85 million, or a loss of $0.28 per share. Adjusted EBITDAX (a non-GAAP financial measure) for the second quarter was $94 million. For the first half of 2016, adjusted EBITDAX was $225 million. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

The weighted average gross sales price – prior to revenue deductions – for oil decreased 20 percent vs. a year ago to $39.81 per barrel in second-quarter 2016. Natural gas prices decreased 26 percent to $1.63 per Mcf. NGL prices decreased 11 percent to $15.02 per barrel. The weighted average gross sales price for oil and NGLs, however, rose 49 percent and 29 percent respectively compared with the preceding quarter.

Second-quarter oil revenues of $142 million accounted for more than 80 percent of total product revenues in a quarter for the first time. Total product revenues were $176 million in second-quarter 2016, up 39 percent vs. the preceding quarter. Total product revenues for the first half of 2016 were $303 million, including $239 million of oil sales.

LIQUIDITY REMAINS ROBUST

WPX’s total liquidity at the close of business on June 30 was approximately $2.1 billion, consisting of $1.025 billion in undrawn capacity on a revolving credit facility and the company’s unrestricted cash and cash equivalents.

During the second quarter, WPX received approximately $538 million in net proceeds from a public offering of common stock. In July, WPX applied a portion of the net proceeds to acquire additional acreage in the Delaware Basin.

Based on current operating conditions, WPX believes it has ample cash on-hand to accelerate drilling and completion activities if conditions warrant, for midstream infrastructure development in the Delaware Basin, and to fully fund planned operating capital expenditures in excess of operating cash flows through 2018.

Since the end of the first quarter, the company repurchased $179 million of its 5.250 percent Senior Notes due 2017. The initial $400 million balance on the 2017 maturity now stands at $125 million.

OIL PRODUCTION REMAINS ABOVE 40,000 BARRELS PER DAY

Total company production volumes were 85.2 Mboe per day in the second quarter. Production was up 6 percent vs. the preceding quarter, primarily from Delaware gas volumes that were previously impacted by an outage at a third-party gas processing plant in prior quarters.

Second-quarter oil volumes of 40,900 barrels per day were comparable to the company’s high of 41,500 barrels per day in the first quarter despite reduced development activity in the Williston and San Juan basins. Total liquids accounted for 60 percent of production.

Average Daily Production	2Q			1Q
	2016	2015	Change	2016	Change
Oil (Mbbl/d)
Delaware Basin	13.8	—	n/a	12	15%
Williston Basin	20	22.6	-12%	21.8	-8%
San Juan Basin	7	8.5	-18%	7.5	-7%
Other	0	0	0%	0.2	NM

Subtotal (Mbbl/d)	40.9	31.1	32%	41.5	-1%
NGLs (Mbbl/d)
Delaware Basin	4.1	—	n/a	1.9	116%
Williston	2.1	2	5%	2	5%
San Juan Basin	3.7	3.1	19%	3.8	-3%
Other	0.1	0.1	0%	0.1	0%

Subtotal (Mbbl/d)	10	5.2	92%	7.8	28%
Natural gas (MMcf/d)
Delaware Basin	49	—	n/a	21	133%
Williston Basin	12	12	0%	13	-8%
San Juan Basin	127	126	1%	131	-3%
Other	18	26	-31%	20	-20%

Subtotal (MMcf/d)	206	164	26%	185	11%
Total Production (MMcfe/d)	511	382	34%	480	6%

Total Production (Mboe/d)	85.2	63.7	34%	80.1	6%

For the remainder of 2016, WPX has 30,712 barrels per day of oil hedged at a weighted average price of $60.16 per barrel. WPX has natural gas derivatives totaling 145,965 MMBtu per day for the remainder of 2016 at a weighted average price of $3.93 per MMBtu.

For 2017, WPX has 25,054 barrels per day of oil hedged at a weighted average price of $50.74 per barrel. WPX also has 110,000 MMBtu per day of natural gas hedged at a weighted average price of $2.91 per MMBtu. For 2018, WPX has 6,000 barrels per day of oil hedged at a weighted average price of $60.14 per barrel.

WPX participated in the completion of 26 gross (14.1 net) wells from continuing operations in second-quarter 2016. Capital spending for drilling and completion in the first half of 2016 was $264 million, including $94 million in the second quarter. These amounts are in line with the company’s guidance range of $400 million to $450 million for the full year.

Amounts for 2016 capital spending also include $26 million of Piceance activity that will effectively be reimbursed in conjunction with the sale of the Piceance subsidiary.

2Q 2016 WELL COMPLETIONS	OPERATED		NON-OPERATED
	Gross	Net	Gross	Net
Delaware Basin	8	8	3	0.20
Williston Basin	0	0	0	0
San Juan Basin	6	5.9	0	0
Other (Green River)	0	0	9	0.04

TOTAL	14	13.9	12	0.24

DELAWARE BASIN

WPX operates in the core of the Permian’s world-class Delaware Basin, where the company has more than 5,500 gross drillable locations across 13 prospective intervals based on a recent resource assessment.

Delaware production averaged 26 Mboe per day in the second quarter, up 50 percent vs. the preceding quarter primarily from gas volumes that were previously impacted due to a third-party plant outage. WPX’s oil volumes in the basin increased 15 percent vs. the preceding quarter.

For the first half of 2016, the maximum initial production rates for Wolfcamp A wells averaged 1,024 barrels of oil per day, 36 percent higher than 2015 IP rates. Sixty-day rates for Wolfcamp A wells in the first half of 2016 averaged 716 barrels of oil per day, 43 percent higher than 2015 results.

The Lindsay 2-4H well continues to represent an early-time production record for WPX’s 1-mile Wolfcamp A wells using larger completions. It posted 30-day production averaging 1,944 Boe per day and has cumulative production of 166 Mboe through 90 days. The well is averaging 50 percent oil.

WPX has various spacing tests under way in the basin and continues to conduct trials on completion designs including different sand volumes and perforation cluster spacing. These tests are designed to optimize production and result in operational efficiencies and cost savings. WPX is self-sourcing sand for its Delaware completions, providing the company with direct access to mines.

WILLISTON BASIN

WPX’s Williston Basin production comes from the Bakken and Three Forks formations. Approximately 85 percent of the production stream is oil.

Williston production averaged 24.1 Mboe per day in the second quarter, compared with 26 Mboe per day in the preceding quarter. WPX did not complete any wells in the basin during the second quarter.

Completion activity in the basin will resume in August. WPX expects to complete three to four wells per month through December.

WPX drilled four Williston wells (gross) in the second quarter, consisting of two in the Bakken and two in the Three Forks. All four wells were 2-mile laterals. The drilling time per well averaged 17.7 days.

The Owl Comes Out 8-9HC lateral was drilled in just 16.3 days, which is WPX’s best time in the basin for a 2-mile lateral. WPX’s goal is to achieve spud-to-rig release in 12 days for a 2-mile lateral in the basin.

SAN JUAN BASIN

WPX produces oil in the southern end of the San Juan Basin from the Gallup Sandstone and has a legacy natural gas position in the northern end of the basin, including considerable dry Mancos upside.

San Juan Basin production averaged 31.9 Mboe per day in the second quarter, compared with 33.1 Mboe per day in the preceding quarter.

WPX completed a six-well pad in the West Lybrook unit in the second quarter. The combined lateral length of the wells exceeded eight miles. Drilling averaged 7.7 days per well. Four of the wells were completed with 1,000-pound-per-foot completion designs. The other two were completed with a 1,500-pound design. D&C costs, including facilities, averaged $4.1 million for the 1.5-mile laterals (3).

WPX brought the six wells online sequentially utilizing a controlled flowback procedure. The wells were subsequently shut-in during initial production after a fire impacted temporary storage tanks and surface equipment at the pad.

In the day prior to being shut in, the pad hit a peak rate of 6,000 barrels of oil while none of the wells were fully open. WPX is in the process of bringing the wells back on production.

UPDATED GUIDANCE

As previously announced in June, WPX increased its full-year oil production guidance for 2016 to an average of 39 to 41 Mbbl per day, up 5 percent from previous guidance of 37 to 39 Mbbl per day. Guidance for total equivalent production in 2016 is 77 to 82 Mboe per day.

Additionally, WPX is tightening the range for its expected commodity price differentials in 2016 and modifying its estimates for certain expenses this year, including lower expected cash operating expenses and higher DD&A.

Full information about WPX’s 2016 guidance is available in the second-quarter slide presentation at www.wpxenergy.com.

JOIN THURSDAY’S WEBCAST

The company’s next webcast takes place on Aug. 4 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (844) 215-3288. International callers should dial (615) 247-5915. The conference identification code is 36768570.

UPCOMING CONFERENCE PRESENTATIONS

WPX Chief Operating Officer Clay Gaspar is scheduled to speak at the Enercom Oil and Gas Conference on Tuesday, Aug. 16, at 10:55 a.m. Eastern.

WPX CEO Rick Muncrief is scheduled to present at Barclays Capital CEO Energy-Power Conference on Tuesday, Sept. 6, at 1:05 p.m. Eastern.

Please visit www.wpxenergy.com on the day of each event to confirm the time, see the slides and listen to the presentations.

Form 10-Q

WPX plans to file its second-quarter 2016 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

About WPX Energy, Inc.

WPX is an oil-focused energy company with operations in the Permian’s Delaware Basin, the Williston Basin and the San Juan Basin. The company has reshaped its holdings through more than $5 billion of transactions and posted double-digit oil volume growth in each of the past four years.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2015					2016
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	YTD
Revenues:
Product revenues:
Oil sales	$112	$138	$120	$124	$494	$97	$142	$239
Natural gas sales	41	26	37	34	138	25	24	49
Natural gas liquid sales	3	5	6	9	23	5	10	15

Total product revenues	156	169	163	167	655	127	176	303
Gas management	157	56	35	38	286	31	116	147
Net gain (loss) on derivatives	105	(71)	205	179	418	57	(154)	(97)
Other	2	—	4	1	7	1	—	1

Total revenues	420	154	407	385	1,366	216	138	354
Costs and expenses:
Lease and facility operating	35	32	34	44	145	42	41	83
Gathering, processing and transportation	17	16	17	14	64	16	20	36
Taxes other than income	15	16	14	17	62	11	16	27
Gas management, including charges for unutilized pipeline capacity	109	58	43	51	261	39	132	171
Exploration	7	6	56	16	85	9	12	21
Depreciation, depletion and amortization	117	123	136	152	528	152	163	315
Net (gain) loss on sales of assets	(69)	(208)	(2)	(70)	(349)	(198)	(4)	(202)
General and administrative	54	53	45	58	210	53	55	108
Acquisition costs	—	—	23	—	23	—	—	—
Other-net	22	3	8	30	63	2	2	4

Total costs and expenses	307	99	374	312	1,092	126	437	563
Operating income (loss)	113	55	33	73	274	90	(299)	(209)
Interest expense	(33)	(32)	(65)	(57)	(187)	(57)	(53)	(110)
Gain (loss) on extinguishment of debt	—	—	(65)	—	(65)	3	(3)	—
Investment income and other	1	1	—	(4)	(2)	(1)	2	1

Income (loss) from continuing operations before income taxes	$81	$24	$(97)	$12	$20	$35	$(353)	$(318)
Provision (benefit) for income taxes	29	1	(27)	21	24	35	(130)	(95)

Income (loss) from continuing operations	$52	$23	$(70)	$(9)	$(4)	$—	$(223)	$(223)
Income (loss) from discontinued operations	16	(53)	(160)	(1,525)	(1,722)	(12)	25	13

Net income (loss)	$68	$(30)	$(230)	$(1,534)	$(1,726)	$(12)	$(198)	$(210)
Less: Net income (loss) attributable to noncontrolling interests	1	—	—	—	1	—	—	—

Net income (loss) attributable to WPX Energy, Inc.	$67	$(30)	$(230)	$(1,534)	$(1,727)	$(12)	$(198)	$(210)

Less: Dividends on preferred stock	—	—	4	5	9	5	6	11

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$67	$(30)	$(234)	$(1,539)	$(1,736)	$(17)	$(204)	$(221)

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$52	$23	$(74)	$(14)	$(13)	$(5)	$(229)	$(234)
Income (loss) from discontinued operations	15	(53)	(160)	(1,525)	(1,723)	(12)	25	13

Net income (loss)	$67	$(30)	$(234)	$(1,539)	$(1,736)	$(17)	$(204)	$(221)

Summary of Production Volumes (1)
Oil (MBbls)	2,972	2,832	3,123	3,551	12,479	3,774	3,719	7,493
Natural gas (MMcf)	15,832	14,913	16,901	18,542	66,187	16,820	18,764	35,583
Natural gas liquids (MBbls)	379	476	733	823	2,412	708	909	1,617
Combined equivalent volumes (MBoe) (2)	5,990	5,794	6,673	7,465	25,922	7,285	7,755	15,041
Per day volumes
Oil (MBbls/d)	33.0	31.1	33.9	38.6	34.2	41.5	40.9	41.2
Natural gas (MMcf/d)	176	164	184	202	181	185	206	196
Natural gas liquids (MBbls/d)	4.2	5.2	8.0	9.0	6.6	7.8	10.0	8.9
Combined equivalent volumes (Mboe/d) (2)	66.6	63.7	72.5	81.1	71.0	80.1	85.2	82.6

(1) Excludes our Piceance Basin, Powder River Basin and international operations, which were classified as discontinued operations.
(2) Mboe is converted using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Oil (per barrel)	$37.69	$48.75	$38.23	$35.14	$39.61	$25.62	$38.38	$31.96
Natural gas (per Mcf)	$2.59	$1.76	$2.18	$1.81	$2.08	$1.52	$1.23	$1.37
Natural gas liquids (per barrel)	$9.30	$9.81	$8.76	$9.75	$9.39	$7.14	$11.21	$9.43

(1) Excludes our Piceance Basin, Powder River Basin and international operations, which were classified as discontinued operations.

Expenses per Boe (1)
Lease and facility operating	$5.90	$5.54	$5.07	$5.82	$5.59	$5.74	$5.34	$5.53
Gathering, processing and transportation	$2.91	$2.65	$2.53	$1.95	$2.48	$2.17	$2.57	$2.38
Taxes other than income	$2.45	$2.83	$2.06	$2.26	$2.38	$1.47	$2.05	$1.77
Depreciation, depletion and amortization	$19.56	$21.21	$20.37	$20.43	$20.39	$20.93	$21.02	$20.98
General and administrative	$8.94	$9.21	$6.72	$7.88	$8.12	$7.34	$7.09	$7.21

(1) Excludes our Piceance Basin, Powder River Basin and international operations, which were classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of Adjusted EPS and EBITDAX (NON-GAAP)

(UNAUDITED)

	2015					2016
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$52	$23	$(74)	$(14)	$(13)	$(5)	$(229)	$(234)

Income (loss) from continuing operations - diluted earnings per share	$0.25	$0.11	$(0.29)	$(0.06)	$(0.06)	$(0.02)	$(0.76)	$(0.81)

Pre-tax adjustments:
Impairments- exploratory related	$—	$—	$47	$3	$50	$—	$—	$—
Net (gain) loss on sales of assets	$(69)	$(208)	$(2)	$(70)	$(349)	$(198)	$(4)	$(202)
Contract termination and early rig release expenses	$26	$—	$—	$5	$31	$—	$—	$—
Accrual for certain future gathering obligations associated with an abandoned area	$—	$—	$—	$23	$23	$—	$—	$—
Costs related to severance and relocation	$8	$7	$1	$(1)	$15	$3	$7	$10
Costs related to acquisition (including loss on acquired debt extinguishment)	$—	$1	$103	$1	$105	$—	$—	$—
Previously capitalized costs expensed following credit facility amendment	$—	$—	$—	$—	$—	$4	$—	$4
(Gain) loss on retirement of debt	$—	$—	$—	$—	$—	$(3)	$3	$—
Unrealized MTM (gain) loss	$30	$203	$(50)	$16	$199	$76	$223	$299

Total pre-tax adjustments	$(5)	$3	$99	$(23)	$74	$(118)	$229	$111
Less tax effect for above items	$2	$(1)	$(35)	$7	$(27)	$43	$(85)	$(41)
Impact of state deferred tax rate change	$—	$—	$—	$7	$7	$14	$—	$14
Impact of state valuation allowance	$—	$—	$—	$—	$—	$8	$—	$8

Total adjustments, after-tax	$(3)	$2	$64	$(9)	$54	$(53)	$144	$92

Adjusted income (loss) from continuing operations available to common stockholders	$49	$25	$(10)	$(23)	$41	$(58)	$(85)	$(142)

Adjusted diluted earnings (loss) per common share	$0.24	$0.12	$(0.04)	$(0.08)	$0.17	$(0.21)	$(0.28)	$(0.49)

Diluted weighted-average shares (millions)	205.9	206.8	251.2	275.4	234.2	276.1	300.7	288.2

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$68	$(30)	$(230)	$(1,534)	$(1,726)	$(12)	$(198)	$(210)
Interest expense	33	32	65	57	187	57	53	110
Provision (benefit) for income taxes	29	1	(27)	21	24	35	(130)	(95)
Depreciation, depletion and amortization	117	123	136	152	528	152	163	315
Exploration expenses	7	6	56	16	85	9	12	21

EBITDAX	254	132	—	(1,288)	(902)	241	(100)	141
Accrual for certain future gathering obligations associated with an abandoned area	—	—	—	23	23	—	—	—
Net (gain) loss on sales of assets	(69)	(208)	(2)	(70)	(349)	(198)	(4)	(202)
RKI acquisition costs and loss on extinguishment of acquired debt	—	1	87	—	88	—	—	—
Net (gain) loss on derivatives	(105)	71	(205)	(179)	(418)	(57)	154	97
Net cash received (paid) related to settlement of derivatives	135	132	155	195	617	133	69	202
(Income) loss from discontinued operations	(16)	53	160	1,525	1,722	12	(25)	(13)

Adjusted EBITDAX	$199	$181	$195	$206	$781	$131	$94	$225

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil sales	$142	$138	$239	$250
Natural gas sales	24	26	49	67
Natural gas liquid sales	10	5	15	8

Total product revenues	176	169	303	325
Gas management	116	56	147	213
Net gain (loss) on derivatives	(154)	(71)	(97)	34
Other	—	—	1	2

Total revenues	138	154	354	574

Costs and expenses:
Lease and facility operating	41	32	83	67
Gathering, processing and transportation	20	16	36	33
Taxes other than income	16	16	27	31
Gas management, including charges for unutilized pipeline capacity	132	58	171	167
Exploration	12	6	21	13
Depreciation, depletion and amortization	163	123	315	240
Net (gain) loss on sales of assets	(4)	(208)	(202)	(277)
General and administrative	55	53	108	107
Other - net	2	3	4	25

Total costs and expenses	437	99	563	406

Operating income (loss)	(299)	55	(209)	168
Interest expense	(53)	(32)	(110)	(65)
Investment income and other	(1)	1	1	2

Income (loss) from continuing operations before income taxes	(353)	24	(318)	105
Provision (benefit) for income taxes	(130)	1	(95)	30

Income (loss) from continuing operations	(223)	23	(223)	75
Income (loss) from discontinued operations	25	(53)	13	(37)

Net income (loss)	(198)	(30)	(210)	38
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	1

Net income (loss) attributable to WPX Energy, Inc.	(198)	(30)	(210)	37
Less: Dividends on preferred stock	6	—	11	—

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$(204)	$(30)	$(221)	$37

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(229)	$23	$(234)	$75
Income (loss) from discontinued operations	25	(53)	13	(38)

Net income (loss)	$(204)	$(30)	$(221)	$37

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.76)	$0.11	$(0.81)	$0.37
Income (loss) from discontinued operations	0.08	(0.25)	0.04	(0.19)

Net income (loss)	$(0.68)	$(0.14)	$(0.77)	$0.18

Basic weighted-average shares (millions)	300.7	205.0	288.2	204.6
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.76)	$0.11	$(0.81)	$0.37
Income (loss) from discontinued operations	0.08	(0.25)	0.04	(0.19)

Net income (loss)	$(0.68)	$(0.14)	$(0.77)	$0.18

Diluted weighted-average shares (millions)	300.7	206.8	288.2	206.4

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2016	December 31, 2015
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,031	$38
Accounts receivable, net of allowance of $6 million as of June 30, 2016 and December 31, 2015	192	300
Derivative assets	101	308
Inventories	37	46
Assets classified as held for sale	8	178
Other	26	23

Total current assets	1,395	893
Properties and equipment (successful efforts method of accounting)	8,602	8,415
Less: Accumulated depreciation, depletion and amortization	(2,184)	(1,893)

Properties and equipment, net	6,418	6,522
Derivative assets	21	51
Assets classified as held for sale	—	894
Other noncurrent assets	28	33

Total assets	$7,862	$8,393

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$226	$278
Accrued and other current liabilities	264	301
Liabilities associated with assets held for sale	2	140
Current portion of long-term debt, net	160	1
Derivative liabilities	45	13

Total current liabilities	697	733
Deferred income taxes	390	465
Long-term debt, net	2,572	3,189
Derivative liabilities	44	2
Asset retirement obligations	101	99
Liabilities associated with assets held for sale	—	133
Other noncurrent liabilities	200	237
Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; 7 million shares issued at June 30, 2016 and December 31, 2015)	339	339
Common stock (2 billion shares authorized at $0.01 par value; 334.0 million shares issued at June 30, 2016 and 275.4 million shares issued at December 31, 2015)	3	3
Additional paid-in-capital	6,697	6,164
Accumulated deficit	(3,181)	(2,971)

Total stockholders’ equity	3,858	3,535

Total liabilities and equity	$7,862	$8,393

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2016	2015
	(Millions)
Operating Activities(a)
Net income (loss)	$(210)	$38
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	324	443
Deferred income tax provision (benefit)	(82)	(17)
Provision for impairment of properties and equipment (including certain exploration expenses)	19	26
Net (gain) loss on derivatives in continuing operations	97	(34)
Net settlements related to derivatives in continuing operations	202	267
Amortization of stock-based awards	17	20
Net gain on sales of domestic assets and international interests	(254)	(318)
Unrealized loss on derivatives included in discontinued operations	46	—
Cash provided (used) by operating assets and liabilities:
Accounts receivable	102	176
Inventories	9	(2)
Margin deposits and customer margin deposits payable	—	21
Other current assets	3	(4)
Accounts payable	(28)	(145)
Income taxes payable	(33)	—
Accrued and other current liabilities	(103)	(33)
Accrued liabilities for retained transportation and gathering contracts related to discontinued operations	(30)	—
Other, including changes in other noncurrent assets and liabilities	6	(8)

Net cash provided by operating activities (a)	85	430

Investing Activities(a)
Capital expenditures(b)	(291)	(679)
Proceeds from sales of domestic assets and international interests	1,139	772
Other	(4)	2

Net cash provided by (used in) investing activities (a)	844	95

Financing Activities
Proceeds from common stock	540	2
Dividends paid on preferred stock	(11)	—
Borrowings on credit facility	380	181
Payments on credit facility	(645)	(461)
Payments for retirement of debt	(196)	—
Payments for debt issuance costs, credit facility amendment and fees	(3)	—
Other	(1)	—

Net cash provided by (used in) financing activities	64	(278)

Net increase (decrease) in cash and cash equivalents	993	247
Cash and cash equivalents at beginning of period	38	70

Cash and cash equivalents at end of period	$1,031	$317

(a) Amounts also reflect activity related to discontinued operations unless otherwise noted.
(b) Increase to properties and equipment	$(264)	$(435)
Changes in related accounts payable and accounts receivable	(27)	(244)

Capital expenditures	$(291)	$(679)